EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           VICTORIA ENTERPRISES, INC.


                                ARTICLE I - NAME

      1. The name of the corporation is Victoria Enterprises, Inc.

                         ARTICLE II - REGISTERED AGENT

      2. The address of its registered office in the State of Delaware is 201 North Walnut Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Company Corporation.

                             ARTICLE III - PURPOSE

      3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation law of Delaware.

                          ARTICLE IV - CAPITALIZATION

      4. The total number of shares of stock which the corporation shall have the authority to issue is 31,000,000.

            4.1 Of the authorized shares, 30,000,000 shall be shares of common stock (the "Common Stock") with a par value of $.001 per share.

            4.2 Of the authorized shares, 1,000,000 shall be shares of preferred stock (the "Preferred Stock") with a par value of $.10 per share. The designations of the Preferred Shares and the powers, preferences, qualifications, limitations or restrictions, and relative rights thereof shall be as follows:

                  a. The board of directors is expressly authorized at any time and from time to time to provide for the issuance of the Preferred Stock in one or more series, with such voting powers and with such designations, preferences and relative, participating, option or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and as are not expressed in this Certificate of Incorporation or any amendment hereto, including (but without limiting the generality of the foregoing the following:


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                          (1) the designation of such series;

                          (2) the dividend rate of such series, the conditions
and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any-other series of any class or classes of capital stock of the corporation, and whether such dividends shall be cumulative or noncumulative;

                          (3) whether the shares of such series may be redeemed
by the corporation, and, if so, the times, prices and other terms and conditions of such redemption;

                          (4) the terms and amount of any sinking fund provided
for the purchase or redemption of the shares of such series;

                          (5) whether the shares of such series shall be
convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the corporation, and, if the provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and condition of such conversion or exchange.

                          (6) the restrictions and conditions, if any, upon the
issue or reissue of any additional Preferred Shares ranking on a parity with or prior to such shares as to dividends or upon dissolution; and

                          (7) the rights of holders of the shares of such
series upon the liquidation or the distribution of assets of the corporation, which rights may be different in the case of a voluntary liquidation than in the case of an involuntary liquidation.

                  b. Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in the resolutions of the board of directors creating any series of Preferred Shares, the holders of any such series shall have no voting power whatsoever.

                  c. 200,000 shares of Preferred Stock are hereby designated Series A Preferred Stock ("A Preferred Stock") with the following rights, preferences and limitations:

                          (i) the A Preferred Stock shall be non-voting, (ii)
the holders of the A Preferred Stock, as a group, shall have the right to receive, pro rata, a mandatory dividend of 10% of the Company's adjusted gross profit as reflected on its annual corporate income tax return and to be paid within ten days of the filing thereof, and (iii) upon dissolution or winding up of the Company, 10% of the assets of the Company shall be distributed on a pro rata basis to the holders of the A Preferred Stock prior to division and distribution of assets to the holders of the Company's Common Stock.

                  4.3 Each share of common stock shall be entitled to one vote, either in person or by proxy, at all stockholder meetings.

                  4.4 Cumulative voting shall not be allowed in the election of directors.

                  4.5 All outstanding shares of common stock shall share equally in dividends and upon liquidation subject to the rights of any Preferred Shares. Dividends are payable at the discretion of the board of directors at such times and in such amounts as it deems advisable, subject to the rights of any Preferred Shares and the provisions of the Delaware General Corporation Law.


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                            ARTICLE V - INCORPORATOR

      5. The name and mailing address of the incorporator is as follows:

                        NAME                     MAILING ADDRESS

                    Kimberly Andras          The Company Corporation,
                                             201 N. Walnut St.
                                             Wilmington, DE  19801

      6. The corporation is to have perpetual existence.

                      ARTICLE VI - LIMITATION OF LIABILITY

      7. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived any improper personal benefit.

      THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated as true, and accordingly have hereunto set my hand this 1st day of December, 1995.


                                                          /s/  Kimberly Andras

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